   As filed with the Securities and Exchange Commission on October 31, 2001
                                                           Registration No.

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                              ORGANOGENESIS INC.
            (Exact Name of Registrant as Specified in its Charter)

             Delaware                             04-2871690
 (State or Other Jurisdiction of               (I.R.S. Employer
  Incorporation or Organization)             Identification No.)
                                 150 Dan Road
                          Canton, Massachusetts 02021
                                (781) 575-0775
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------

                          Michael L. Sabolinski, M.D.
                            Chief Executive Officer
                              Organogenesis Inc.
                                 150 Dan Road
                          Canton, Massachusetts 02021
                                (781) 575-0775
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                   Copy to:
                             Neil H. Aronson, Esq.
              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                             One Financial Center
                          Boston, Massachusetts 02111
                                (617) 542-6000

   Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

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
                                                         Proposed
                                          Proposed       maximum
                                          maximum       aggregate     Amount of
 Title of securities to  Amount to be  offering price    offering    registration
     be registered       registered(1)  per share(2)     price(2)        fee
---------------------------------------------------------------------------------
Common Stock, $0.01 par
 value.................    2,749,291       $4.30      $11,821,951.30    $2,956
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

(1) Shares of common stock which may be offered pursuant to this Registration Statement include: (a) 2,183,406 shares of common stock issuable to Novartis Pharma AG upon the conversion of a 7% Convertible Subordinated Promissory Note issued by the Registrant to Novartis in the aggregate principal amount of $10,000,000 with a maturity date of March 29, 2004 and an adjusted conversion price of $4.58 per share (subject to further adjustment), (b) 503,876 shares of common stock issued by the Registrant to two of the Registrant's directors and one additional investor (the "Purchasers") at a purchase price of $6.45 per share, in a private transaction, pursuant to a term sheet dated as of September 5, 2001, and
    (c) 62,009 shares of common stock issuable to the Purchasers upon the exercise of warrants issued to the Purchasers by the Registrant, in a private transaction, pursuant to a term sheet dated as of September 5, 2001, such warrants being exercisable for a period of three years at an exercise price of $8.55 per share. Pursuant to Rule 416 under the Securities Act of 1933, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The maximum price per share information is based on the average of the high and low sale prices for the common stock on October 26, 2001.

                                ---------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. The + +selling stockholders named in this prospectus may not sell these securities +
+until the registration statement filed with the Securities and Exchange       +
+Commission is effective. This prospectus is not an offer to sell these        +
+securities and the selling stockholders named in this prospectus are not + +soliciting offers to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                   PROSPECTUS

                 Subject to Completion, dated October 31, 2001

                               ORGANOGENESIS INC.

                        2,749,291 Shares of Common Stock

  This prospectus relates to the resale from time to time of up to 2,749,291 shares of our common stock by the selling stockholders described in the section entitled "Selling Stockholders" on page 14 of this prospectus. The shares of common stock consist of the following:

  . 2,183,406 shares of our common stock issuable to Novartis Pharma AG upon the conversion of a 7% Convertible Subordinated Promissory Note in the aggregate principal amount of $10,000,000 with an adjusted conversion price of $4.58 per share (subject to further adjustment) and a maturity date of March 29, 2004 that we issued to Novartis in a private transaction in connection with our exercise of our first put option pursuant to the Securities Purchase Agreement, dated as of February 23, 2001, between the Company and Novartis;

  . 503,876 shares of our common stock that we sold and issued to two of our directors and one additional investor (the "Purchasers") at a purchase price of $6.45 per share in a private transaction pursuant to a term sheet, dated as of September 5, 2001, by and between the Company and the Purchasers; and

  . 62,009 shares of our common stock issuable to the Purchasers upon the exercise of warrants to purchase common stock, such warrants being exercisable for a period of three years and having an exercise price of $8.55 per share, that we sold and issued to the Purchasers in a private transaction pursuant to a term sheet, dated as of September 5, 2001, by and between the Company and the Purchasers.

  The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled "Plan of Distribution" on page 16 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. Upon any exercise of the warrants, however, we will receive the exercise price of the warrants, which is $8.55 per share or $530,177 in the aggregate. We have agreed to pay all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares (other than the reasonable fees and expenses of special counsel for Novartis).

  Our common stock is listed on the American Stock Exchange under the symbol "ORG." The last reported sale price for our common stock on the American Stock Exchange on October 30, 2001 was $4.00 per share.

  Investing in our common stock involves a high degree of risk. You should carefully consider the "Risk Factors" beginning on page 5 of this prospectus before deciding to invest in our common stock.

  You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October  , 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY.........................................................   1
THE COMPANY................................................................   1
THE OFFERING...............................................................   4
RISK FACTORS...............................................................   5
USE OF PROCEEDS............................................................  14
SELLING STOCKHOLDERS.......................................................  14
PLAN OF DISTRIBUTION.......................................................  16
LEGAL MATTERS..............................................................  18
EXPERTS....................................................................  18
INDEMNIFICATION............................................................  18
WHERE YOU CAN FIND MORE INFORMATION........................................  19
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................  19

                               PROSPECTUS SUMMARY

   This prospectus summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed in the section entitled "Risk Factors" beginning on page 5.

                                  THE COMPANY

   Organogenesis Inc., a tissue engineering company, designs, develops and manufactures medical products containing living cells and/or natural connective tissue. We are the first tissue engineering company to develop, manufacture and gain FDA approval of a mass-produced product containing living human cells that targets two large markets. Our product and research portfolio includes living tissue replacements, bio-engineered collagen matrix products, a cell-based organ assist device and other tissue-engineered products. Our lead product, Apligraf(R) living skin substitute, is FDA approved and marketed for use in the treatment of diabetic foot ulcers and venous leg ulcers. Novartis has the exclusive global marketing rights to Apligraf. We expect the commercialization of four of our other products, FortaPerm(TM), FortaGen(TM), Revitix(TM) and PuraPly(TM), to begin within the next few months.

   We were organized as a Delaware corporation in 1985. Our principal offices are located at 150 Dan Road, Canton, Massachusetts 02021. Our telephone number is (781) 575-0775 and our fax number is (781) 575-1570. Our website address is www.organogenesis.com. Information contained in our website is not a part of this prospectus.

Products and Programs

   We are utilizing our expertise in living cells and connective tissue in our product development. In addition to Apligraf and our other products, FortaPerm, FortaGen, Revitix and PuraPly, our major programs include a living dermal replacement product candidate called Vitrix(TM), a coronary vascular graft and a liver assist device.

 On the Market--Apligraf

   Apligraf is the first mass-produced product containing living human cells to gain FDA marketing approval. Apligraf contains living human skin cells, keratinocytes and fibroblasts, organized in an epidermal and dermal layer. Apligraf is mass-produced, available to physicians on demand and does not require hospitalization for use.

   Novartis has exclusive global marketing rights to Apligraf. In 2001, our agreement with Novartis was amended to significantly increase payments we receive for Apligraf units, as well as provide funding support for certain facility investments, clinical development activities and up to $20,000,000 in equity investments. Apligraf gained FDA marketing approval for use in the treatment of venous leg ulcers in 1998. In June 2000, Apligraf was also approved in the United States for use in the treatment of diabetic foot ulcers. Apligraf is on the market in select international markets. In April 2001, Novartis submitted for marketing approval across the European Union.

 Current and Potential Markets for Apligraf

   Diabetic foot ulcers: Apligraf is FDA-approved for use in the treatment of healing-resistant diabetic foot ulcers. Apligraf has been shown to heal more of these types of ulcers, and heal them faster, than standard care alone. A common complication of diabetes, foot ulcers afflict up to 800,000 people in the United States. Unhealed, these wounds can lead to life-threatening infections. Foot ulcers result in over 50,000 amputations per year. Foot ulcers are also a leading cause of hospitalization among diabetics. These wounds are estimated to cost the U.S. healthcare system over $1 billion per year.

   Venous leg ulcers: Apligraf is also approved and marketed in the United States for the treatment of healing-resistant venous leg ulcers, which are chronic wounds caused by poor blood circulation. Apligraf has also been shown to heal more of these ulcers, and heal them faster, than standard care alone. Similar in incidence to diabetic foot ulcers, venous ulcers can take six months or longer to heal. Data on the cost-effectiveness of Apligraf in the treatment of hard-to-heal venous leg ulcers were published during 2000.

   Skin surgery wounds: For skin surgery wounds, there is a need to improve the quality of healing, and to reduce scarring. We currently have a trial underway to assess the ability of Apligraf to reduce scarring following skin cancer surgery. We expect to complete this trial and submit an application to the FDA for marketing approval within the next twelve months.

   Other potential markets: As a skin substitute, Apligraf has a number of additional potential uses, including treating pressure ulcers, burns, epidermolysis bullosa (a genetic skin disorder) and other chronic and acute wounds.

 Reimbursement

   In summer 2000, Apligraf was placed on the Outpatient Prospective Payment System list by the Health Care Financing Agency (HCFA). This qualified the product for reimbursement by Medicare when applied in the hospital outpatient setting, such as hospital-affiliated wound care clinics. In February 2001, Apligraf was classified by the HCFA as a biologic for reimbursement purposes when used in a doctor's office. This use supports the development of local reimbursement policies for Apligraf by the 42 local administrators of Medicare. Apligraf is now being reimbursed by Medicare in all fifty states.

FortaFlex(TM)-Based Products

   We have developed a bioengineered collagen matrix technology called FortaFlex that achieves a strong sheet of highly purified collagen. Our FortaFlex technology is a biomaterial that can yield multiple products designed for specific purposes. Our FortaFlex-based products have been optimized for the strength and tissue interaction requirements of specific applications.

   FortaGen(TM): We have used our FortaFlex technology to develop a tissue repair product called FortaGen. FortaGen is indicated for use as a medical device in soft tissue reinforcement applications. In August 2001, the FDA granted 510(k) marketing clearance for FortaGen. Initial target applications for FortaGen include complex/recurrent hernias, ostomy reinforcement and muscle flap donor sites. Approximately 420,000 of these procedures are performed in the United States each year. We expect to begin commercializing FortaGen in the fourth quarter of 2001.

   FortaPerm(TM): We have used our FortaFlex technology to develop a tissue support product called FortaPerm. FortaPerm is indicated for the reinforcement and support of weakened soft tissues. In June 2001, the FDA granted 510(k) marketing clearance for FortaPerm. Initial target applications for FortaPerm include the treatment of vaginal prolapse, urinary incontinence and various reconstructive and aesthetic plastic surgery procedures. Each year there are approximately 350,000 uro-gynecological procedures and 200,000 plastic surgery procedures for which FortaPerm is targeted in the United States. We expect to begin commercializing FortaPerm in the fourth quarter of 2001.

   PuraPly(TM): We have used our FortaFlex technology to develop a wound dressing product called PuraPly. In June 2001, the FDA granted 510(k) marketing clearance for PuraPly for use as a wound dressing in the management of acute and chronic, partial and full-thickness wounds. We have entered into a collaboration agreement with Royce(R) Medical Company pursuant to which Royce has agreed to market PuraPly to the U.S. non-hospital market. The commercialization of PuraPly is expected to begin during the fourth quarter of 2001. Royce(R) is a registered trademark of Royce Medical Company.

   Collaboration with Biomet, Inc.: We recently entered into a collaboration agreement with Biomet, Inc. that grants Biomet the right to develop and market FortaFlex-based orthopedic and periodontal products in exchange for royalties. The initial development project of this collaboration, which will be funded by Biomet, is a tendon repair product for applications such as rotator cuff repair.

Revitix(TM)

   We are developing a cosmetic product called Revitix for use following laser resurfacing and chemical peel procedures. The proprietary topical formulation of Revitix includes the complex array of cytokines and other growth factors produced by young, healthy skin cells and is obtained in large quantities by us during the manufacturing of our skin substitute product, Apligraf. As Apligraf includes both epidermal and dermal skin cells, Revitix includes a more complete array of factors than those produced by either dermal fibroblasts or epidermal keratinocytes alone. Initially, we will market Revitix to plastic and dermatologic surgeons.

 Living Dermal Replacement Products

   Deep wounds involve loss of dermis, the skin's lower layer. Dermal tissue contributes to wound healing and it also plays an important role in healing quality. Because dermal tissue, once lost, is not regenerated by the body, a need exists for living dermal replacement products.

   Our lead living dermal replacement product candidate is called Vitrix(TM). Vitrix is a single layer product containing living human dermal cells (fibroblasts) and dermal structural protein (collagen). Because Vitrix is a single dermal layer, it can be folded upon itself and inserted into deep wounds. Potential applications for Vitrix include deep diabetic foot ulcers and deep pressure sores, such as those extending through skin to underlying bone, ligament or tendon. We have initiated a clinical trial with Vitrix in deep diabetic foot ulcers. The amendment to our agreement with Novartis in 2001 granted Novartis the right to purchase an exclusive option to negotiate terms to license Vitrix, as well as a second living dermal replacement product currently in research.

 Coronary Vascular Graft

   Our coronary vascular graft, currently in animal trials, is being developed for use in coronary artery bypass grafting (CABG) procedures. Approximately 350,000 CABG procedures are performed annually in the United States. These procedures are performed to channel blood around blockages in the arteries that keep the heart alive. CABG procedures typically require several grafts as patients generally have multiple blockages. The primary material used for bypass grafts is vein harvested from the patient's leg. Unfortunately, the patient may not have sufficient vein available. Additionally, use of a patient's vein adds to the surgical complexity and, thus, cost of the procedure, as well as increases the risk of post-surgery complications.

   Our vascular graft is designed to be an off-the-shelf product, available upon demand, which would replace the need to use patient vein for grafting material. As inclusion of living blood vessel cells would cause rejection, our vascular graft does not contain cells when implanted. It is designed to become populated with the patient's own cells after implantation. In 1999, we published data showing that, in small animals, our product performs the critical functions: it maintains blood flow over time and becomes converted into living tissue. During 2000, our program focused on tightening the design of the product and enhancing the reliability of its manufacturing process in preparation for initiating studies in large animals and then humans.

 Liver Assist Device

   Each year in the United States, approximately 300,000 people are hospitalized for liver disease and over 25,000 die from liver failure. Our liver assist device is being developed as a "bridge to transplant" to keep a patient alive until a donor liver becomes available. The device could also be used in some situations as an alternative to transplantation, keeping a patient alive for the few weeks needed for his or her own liver to recover. This would be beneficial as liver transplantation is risky, invasive and expensive and typically requires lifelong immunosuppressant drug therapy.

   In 2001, our goal is to establish the efficacy of our prototype in large animals.

                                  THE OFFERING

Common stock offered by the selling     2,749,291 shares
stockholders.........................

Use of proceeds......................   We will not receive any proceeds from
                                        the sale of shares of our common stock
                                        by the selling stockholders. Upon any
                                        exercise of the warrants, however, we
                                        will receive the exercise price of the
                                        warrants, which is $8.55 per share or
                                        $530,177 in the aggregate.

American Stock Exchange symbol.......   "ORG"

                                  RISK FACTORS

   You should consider carefully the risks and uncertainties described below before purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the market price of our common stock could decline, and you could lose all or part of your investment.

Our Company Has a History of Losses and We Expect to Continue to Incur Losses

   Organogenesis Inc. was founded in 1985. We have incurred operating losses in every year of our existence. We incurred net losses of $14,031,000 for the year ended December 31, 1998, $28,350,000 for the year ended December 31, 1999 and $28,605,000 for the year ended December 31, 2000, which losses are continuing. As of June 30, 2001, we have an accumulated deficit of $173,085,000. We have not achieved profitability and expect to continue to incur net losses through at least the first half of 2002. The extent of future losses and the time required to achieve profitability is highly uncertain. Moreover, although our business is not seasonal in nature, our revenues have historically varied significantly from fiscal quarter to fiscal quarter due to the recognition of non-refundable research, development and milestone payments.

In Order to Achieve Commercial Success, Our Products Must Gain Market
Acceptance

   We have one principal product on the market, Apligraf(R), which is marketed by Novartis Pharma AG, and we expect the commercialization of four of our other products, FortaPerm(TM), FortaGen(TM), Revitix(TM), and PuraPly(TM), to begin within the next few months. Products under development, as well as additional uses for Apligraf and our four other products, will require additional research and development efforts, including clinical testing and regulatory approval, prior to commercial use. Our potential products are subject to the risks of failure inherent in the development of medical products based on new technologies. These risks include the possibilities that:

  . Our approach will not be successful;

  . Our potential products will be found to be unsafe, ineffective or otherwise will fail to meet applicable regulatory standards or receive necessary regulatory clearances;

  . The potential products, if safe and effective, will be difficult to develop into commercially viable products, will be difficult to manufacture on a large scale, will be uneconomical to market, will fail or be delayed in gaining acceptable insurance reimbursement or will fail to obtain acceptance by the medical community;

  . Proprietary rights of third parties will preclude us from marketing such products; or

  . Third parties will market superior or equivalent products.

   Our business results will be hurt if we are unable to demonstrate to the medical community the efficacy, relative safety and cost-effectiveness of treating patients with our products or if our products are not accepted as alternatives to other existing or new therapies.

Our Markets are Competitive and Our Competitors Could Develop More Effective Products

   We are engaged in the rapidly evolving and competitive field of tissue engineering for the treatment of skin wounds and other medical needs. Our competitors include tissue engineering companies, xenotransplant companies, wound care divisions of major pharmaceutical companies and other pharmaceutical, biotechnology and medical products companies using traditional technologies to develop products for wound care. Some of these companies have much greater resources, research and development staffs and facilities, experience in conducting clinical trials and obtaining regulatory approvals and experience in the manufacturing, marketing and distribution of products than we do. Our competitive position is based upon our ability to:

  . create and maintain scientifically-advanced technology and proprietary products and processes;

  . attract and retain qualified personnel;

  . obtain patent or other protection for our products and processes;

  . obtain required government approvals on a timely basis;

  . manufacture products on a cost-effective basis; and

  . successfully market products.

   If we are not successful in meeting these goals, our business could be hurt. Similarly, our competitors may succeed in developing technologies, products or procedures that are more effective than any that we are developing or that would render our technology and products obsolete, noncompetitive or uneconomical. One of our competitors received Food and Drug Administration, or FDA, approval in October 2001 for a tissue-engineered, living human dermal substitute for the treatment of chronic foot ulcers in patients with diabetes. This product will directly compete with Apligraf. It is as yet unclear what effect the FDA's approval of our competitor's product will have on sales of Apligraf.

We Currently Depend Upon Novartis to Market Apligraf, and Novartis May Not Be Successful in Marketing Apligraf in the Future

   We currently have limited experience in sales, marketing and distribution and have developed a long-term strategic relationship with Novartis, who has marketing and sales forces with technical expertise and distribution capability. Our revenues will depend upon the efforts of Novartis, who may or may not be successful in marketing and selling Apligraf or gaining international approvals for the product. We may not be able to maintain our long-term strategic relationship with Novartis. To the extent that we choose not to maintain our relationship with Novartis, we may need more capital and resources to undertake a commercialization program for Apligraf at our own expense. In addition, we may encounter significant delays in introducing Apligraf into certain markets or find that the commercialization of Apligraf in such markets may be adversely affected by the absence of a collaborative agreement.

We Expect to Begin Commercializing Our Own Products Within the Next Few Months and We May Not Be Successful in these Commercialization Efforts

   We have historically relied on Novartis for the marketing and sale of Apligraf, and consequently have had no experience with commercializing our products ourselves. We expect the commercialization of four of our other products, FortaPerm(TM), FortaGen(TM), Revitix(TM) and PuraPly(TM), to begin within the next few months. These commercialization efforts will require capital expenditures to establish our marketing and sales infrastructure and will require us to incur additional capital expenditures and operating expenses on an ongoing basis to support our marketing and sales activities. There can be no assurance that our efforts to commercialize our products will result in increased revenues.

Our Ability to Commercialize Our Products Depends Upon Our Compliance with Government Regulations

   Our present and proposed activities are subject to extensive and rigorous regulation by governmental authorities in the United States and other countries. To clinically test, produce and market medical products for human use, we must satisfy mandatory procedural and safety and efficacy requirements established by the FDA and comparable state and foreign regulatory agencies. Typically, such rules require that products be approved by the government agency as safe and effective for their intended use prior to being marketed. The approval process is expensive, time consuming and subject to unanticipated delays. Our product candidates may not be approved. For example, Apligraf is regulated as a drug by the European Union, which is normally a more extensive regulatory approval process than that in effect for medical devices. Novartis filed for regulatory approval for Apligraf with the European Union in April 2001. We cannot be certain how long it will take Novartis to gain approval to market Apligraf in the European Union, or if Novartis will ever gain such approval. In addition, our product approvals could be withdrawn for failure to comply with regulatory standards or due to unforeseen problems after the product's marketing approval.

   Testing is necessary to determine safety and efficacy before a submission may be filed with the FDA to obtain authorization to market regulated products. In addition, the FDA imposes various requirements on manufacturers and sellers of products under its jurisdiction, such as labeling, Good Manufacturing Practices, record keeping and reporting requirements. The FDA also may require post-marketing testing and surveillance programs to monitor a product's effects. Furthermore, changes in existing regulations or the adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals or could negatively affect the marketing of our existing products. We would not be able to commercialize our products as planned and our operating results would be hurt if:

  . the regulatory agencies find our testing protocols to be inadequate;

  . the appropriate authorizations are not granted on a timely basis, or at all;

  . the process to obtain authorization takes longer than expected or we have insufficient funds to pursue such approvals;

  . we lose previously-received authorizations; or

  . we do not comply with regulatory requirements.

   Medical and biopharmaceutical research and development involves the controlled use of hazardous materials, such as radioactive compounds and chemical solvents. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. In addition, we handle and dispose of human tissue. Although we believe that our safety procedures for handling these materials are adequate, if accidental contamination or injury were to occur, we could be liable for damages.

   We are required to maintain a manufacturing facility in compliance with Good Manufacturing Practices. Manufacturing facilities and processes must pass an inspection before the FDA issues any product licenses necessary to market medical therapeutics and are subject to continual review and periodic inspection. Foreign regulatory agencies can also have manufacturing controls and inspections. We may not be able to maintain the necessary regulatory approvals for our manufacturing operations or manufacture our products in a cost-effective manner. If we were unable to manufacture potential products independently or obtain or retain third party manufacturing on commercially acceptable terms, the submission of products for final regulatory approval and initiation of marketing would be delayed. This, in turn, may prevent us from commercializing product candidates as planned, on a timely basis or on a profitable basis.

We Rely Heavily Upon Our Patents and Proprietary Technology and Any Future Claims that Our Patents are Invalid or Infringe Rights of Third Parties Could Seriously Harm Our Business

   We rely upon our portfolio of patent rights, patent applications and exclusive licenses to patents and patent applications relating to living tissue products, organ assist treatments and other aspects of tissue engineering. We currently have 27 patents issued in the United States, 13 patents issued in Europe and 9 patents issued in Japan. As part of our continuing interest in protecting intellectual property rights, we have filed and are prosecuting 17 other patent applications in the United States. We also license some of our technologies under an exclusive patent license agreement with the Massachusetts Institute of Technology ("MIT"). The agreement with MIT covers certain United States patents and corresponding patents in Europe and Japan. The earliest patent expiration is in 2006 for a United States patent. Pursuant to the MIT agreement, we have been granted an exclusive, worldwide license to make, use and sell the products covered by the patents and to practice the procedures covered by the patents. Additionally, we have purchased intellectual property related to our liver assist device program from Baxter Healthcare Corporation, which includes two issued and one pending United States patents, as well as corresponding international patents.

   We expect to aggressively patent and protect our proprietary technologies. However, we cannot be sure that any additional patents will be issued to us as a result of our domestic or foreign patent applications. Our patents may be challenged, invalidated or designed around by third parties. Patents issued to or licensed by us may be infringed or third parties may independently develop either the same or similar technology. Similarly, our patents may not provide us with meaningful protection from competitors and, as a result, our competitors could compete more directly with us.

   Third parties may claim that our products infringe upon their intellectual property rights. This risk is exacerbated by the fact that the validity and breadth of medical technology patents involve complex legal and factual questions for which important legal principles remain unresolved. While we are not subject to any pending or threatened claim of infringement, our competitors or other third parties may assert in the future that our products or the methods we employ may be covered by patents held by them. For example, we are aware of issued patents in the markets we currently serve and propose to serve that are held by third parties. We do not license or have other rights to these patents. We believe that these patents would not be infringed by the manufacture, use or sale of Apligraf or our products under development and that other defenses would be available to us if a claim were brought by a third party relating to these patents. As we do not license or have other rights to these patents, if we were forced to defend infringement litigation, a court might disagree with our view and we might not be able to establish invalidity or non-infringement. In particular, establishing invalidity requires clear and convincing evidence sufficient to overcome the presumption of validity that issued patents enjoy by law.

   In addition, because patent applications can take many years to issue, there may be currently pending applications of which we are unaware, that may later result in issued patents which our products may infringe. There could also be existing patents of which we are not aware that our products may infringe.

   If an infringement lawsuit were to be asserted against us and we lost, we could be required to pay substantial monetary damages. Moreover, we could be prevented from selling the infringing product unless we could obtain a license to use technology or ideas covered by the patents that were held to infringe or were able to redesign our product to avoid infringement. A license may not be available at all or on terms acceptable to us, or we may not be able to redesign a product to avoid infringement. Modification of a product or development of a new product could require us to conduct additional clinical trials and to revise our filings with health regulatory agencies, which could be time-consuming and expensive. We would be materially harmed if we were unable to successfully defend infringement litigation or were unable to obtain any required license or sublicense to a patent that we were held to infringe.

   There is a substantial amount of litigation over patent and other intellectual property rights in the medical industry generally. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management's attention from our core business.

   We also rely upon unpatented proprietary technology, know-how and trade secrets and seek to protect them through confidentiality agreements with employees, consultants and advisors. We request that any corporate sponsor with which we enter into a collaborative agreement do so as well. If these confidentiality agreements are breached, we may not have adequate remedies for the breach. In addition, others may independently develop or otherwise acquire substantially the same proprietary technology as our technology and trade secrets.

   We have relationships with a number of academic consultants who are not employed by us. Accordingly, we have limited control over their activities and can expect only limited amounts of their time to be dedicated to our activities. These persons may have consulting, employment or advisory arrangements with other entities that may conflict with or compete with their obligations to us. Our consultants typically sign agreements that provide for confidentiality of our proprietary information and results of studies. However, in connection with every relationship, we may not be able to maintain the confidentiality of our technology, the dissemination of which could hurt our competitive position and results of operations. To the extent that our scientific consultants develop inventions or processes independently that may be applicable to our proposed products, disputes may arise as to the ownership of the proprietary rights to such information, and we may not win those disputes.

We Must Be Able to Manufacture and Ship Our Products Successfully and in Sufficient Volume to Realize a Satisfactory Margin

   The process of manufacturing our products is complex, requiring strict adherence to manufacturing protocols. We have been producing our lead product, Apligraf, for commercial sale since the second half of 1997 in adherence with these manufacturing protocols. However, with increasing demand for Apligraf, we must further transition from small-scale to full-scale production of our products. If we do not make the full-scale transition successfully, we will not be able to satisfy the demand for our products and our results of operations will be hurt.

   We produce Apligraf at a single manufacturing facility, which is located in Canton, Massachusetts. Significant damage to this facility could interfere with our ability to manufacture product. Such damage to key manufacturing areas could also result in compromised production capabilities for a period of time.

   As with any manufactured product, problems can occur during our production processes for Apligraf. These problems can result in increased product scrap, which can reduce our operating margins. These problems could also require us to delay Apligraf shipments, recall previously shipped product or be unable to supply Apligraf for a period of time, all of which could negatively impact our results of operations.

We Must Be Able to Obtain Adequate Sources of Supply

   We manufacture Apligraf for commercial sale, as well as for use in clinical trials, at our Canton, Massachusetts facility. Among the fundamental raw materials needed to manufacture Apligraf are keratinocyte and fibroblast cells. Because these cells are derived from donated infant foreskin, they may contain human-borne pathogens. We perform extensive testing of the cells for pathogens, including the HIV or "AIDS" virus. Our inability to obtain cells of adequate purity, or cells that are pathogen-free, would limit our ability to manufacture sufficient quantities of our products.

   Another significant material required to produce our products is collagen, a protein obtained from animal source tissue. We have developed a proprietary method of procuring our own collagen that we believe is superior in quality and strength to collagen available from commercial sources. We currently obtain animal source tissue from U.S. suppliers only. We may not be able to obtain adequate supplies of animal source tissue to meet our future needs or on a cost-effective basis. The thermo-formed tray assembly that is used in the manufacturing process of Apligraf is available to us under a supply arrangement with only one manufacturing source. Because the FDA approval process requires manufacturers to specify their proposed materials of certain components in their applications, FDA approval of a new material would be required if a currently approved material became unavailable from a supplier. If we are unable to obtain adequate supplies of thermo-formed tray assemblies to meet future Apligraf manufacturing needs or if we cannot obtain such assemblies on a cost-effective basis, our operations would be hurt.

   Interruptions in our supply of materials may occur in the future or we may have to obtain alternative vendors for these materials. Any significant supply interruption would adversely affect the production of Apligraf. In addition, an uncorrected impurity or a supplier's variation in a raw material, either unknown to us or incompatible with our manufacturing process, could hurt our ability to manufacture products.

The Retention of Key Personnel and the Development and Maintenance of Relationships with Leading Research Institutions are Important to Our Competitive Position

   Because of the specialized nature of our business, our success will depend upon our ability to attract and retain highly qualified personnel and to develop and maintain relationships with leading research institutions. The competition for those relationships and for experienced personnel amongst the biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions is intense. If we are unable to continue to attract and retain such personnel or relationships, our competitive position could be hurt.

We May Be Subject to Product Liability Suits; Our Insurance May Not Be Sufficient to Cover Damages

   Our business exposes us to potential liability risks that are inherent in the testing, manufacturing, marketing and sale of medical products. The use of our products and product candidates, whether for clinical trials or commercial sale, may expose us to product liability claims or product recall and possible adverse publicity. Although we have product liability insurance coverage, the level or breadth of our coverage may not be adequate to fully cover potential liability claims. In addition, we may not be able to obtain additional product liability coverage in the future at an acceptable cost. A successful claim or series of claims brought against us in excess of our insurance coverage and the effect of product liability litigation upon the reputation and marketability of our technology and products, could negatively affect our business.

Our Business is Subject to the Uncertainty of Third-Party Reimbursement and Health Care Reform Measures Which May Limit Market Acceptance

   In both domestic and foreign markets, our ability to commercialize our product candidates will depend, in part, upon the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. If our products are not considered cost-effective, third-party payors may limit reimbursement. Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If government and third party payors do not provide adequate coverage and reimbursement levels for uses of our products, the market acceptance of our products would be limited.

   There have been a number of federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the United States health care system. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for health care goods and services may take in response to any health care reform proposals or legislation. We cannot predict the effect that health care reforms may have on our business.

Our Stock Price is Volatile and Can Fluctuate Significantly Based on Events That are Not in Our Control and General Industry Conditions

   The biotechnology sector is vulnerable to abrupt changes in investor sentiment. Stock prices of companies in the biotechnology industry, including us, can swing dramatically, with little relationship to operating performance. Our stock price may be affected by a number of factors including, but not limited to:

  . clinical trial results, regulatory decisions and other product development events;

  . the outcome of litigation;

  . decisions relating to intellectual property rights;

  . the entrance of competitive products into our market;

  . changes in reimbursement policies or other practices related to the pharmaceutical industry; or

  . other industry and market changes or trends.

   During the past three years, the price of our common stock, adjusted for stock splits, has ranged from $4.04 to $19.50 per share. These fluctuations can occur due to events outside of our control, regulatory actions such as government approval of products or reimbursements and general market conditions affecting the biotechnology sector or the stock market generally.

If We Cannot Meet The American Stock Exchange Maintenance Rules And Requirements For Continued Listing, The American Stock Exchange May Delist Our Common Stock, Which Could Negatively Impact The Price Of Our Common Stock And Your Ability To Sell Our Common Stock.

   Our common stock is listed on the American Stock Exchange ("AMEX"). The AMEX has certain guidelines under which it considers removing securities from listing on the AMEX. We cannot provide any assurance that our common stock will remain listed on AMEX or that we will not be delisted at some later time. In the event of a delisting of our common stock from the AMEX, you may find it more difficult to trade in our common stock or to obtain accurate, current information concerning market prices for our common stock.

If We Default On Our Obligations Under The 7% Convertible Subordinated Promissory Note That We Issued To Novartis, We May Be Required To Repay To Novartis The Full Principal Amount Of The Note, Together With Interest, And We May Incur Certain Additional Financial Obligations To Novartis.

   Under the terms of the 7% Convertible Subordinated Promissory Note that we issued to Novartis as of September 28, 2001, Novartis may declare the full principal amount of the Note, together with all accrued but unpaid interest on the Note and other amounts that we owe to Novartis on the date of acceleration, to be immediately due and payable in cash upon the occurrence of an event of default. As of October 30, 2001, there was $10 million in principal amount outstanding under the Note. Any one of the following events will constitute an event of default under the Note:

  . any default in the timely payment to Novartis by us of the principal amount of, interest on or liquidated damages in respect of the Note;

  . any representation or warranty made to Novartis by us proves to have been incorrect when we made it under the Note or the agreement under which the Note was issued;

  . any failure to observe or perform any covenant or agreement under, or any breach of, the Note or the agreement under which the Note was issued which is not remedied by us within 30 days of notice thereof;

  . any bankruptcy, insolvency or reorganization proceedings involving us or any of our subsidiaries; and

  . the delisting or suspension of our common stock from trading on the AMEX without being relisted for a period of 30 trading days.

   Additionally, under the terms of the Note, if we fail to deliver to Novartis registered shares of our common stock upon Novartis' conversion of the Note, we will be required to pay damages to Novartis equal to the greater of (a) actual damages incurred by Novartis as a result of Novartis' need to purchase shares of common stock to satisfy its delivery requirements, and (b) on each date the conversion is not timely effected, an amount equal to one percent (1%) of the product of the number of shares of common stock not issued to Novartis on a timely basis and the closing bid price of our common stock on the last date that we could have issued shares of our common stock to Novartis without violating our delivery obligations.

   If we default on our obligations under the terms of the Note and are required to repay to Novartis all or a large portion of the amounts owed under the Note, or are required to pay to Novartis damages as a result of our failure to register the shares of our common stock issuable upon conversion of the Note, our results of operations could be significantly adversely affected.

We Will Need to Raise Additional Funds, Which Could Adversely Affect Your Investment

   Based upon our current plans, we believe existing working capital at June 30, 2001, together with the proceeds of product and other revenues in 2001 and proceeds available from equity and debt financings will be sufficient to finance operations through at least the first quarter of 2002. We expect to raise additional funds in the next twelve months through equity and/or debt financings. However, this statement is forward-looking and changes may occur that would significantly decrease available cash before we are able to raise any funds. Factors that may change our cash requirements include:

  . Failure to achieve sales volume forecasts;

  . Delays in obtaining regulatory approvals of products in different countries, if needed, and subsequent timing of product launches;

  . Delays in commercial acceptance and reimbursement when product launches occur;

  . Changes in the progress of research and development programs;

  . Changes in the resources devoted to outside research collaborations or projects, self-funded projects, proprietary manufacturing methods and advanced technologies;

  . Repayment of the principal amount of the 7% Convertible Subordinated
    Promissory Note that we issued to Novartis as of September 28, 2001, together with all accrued but unpaid interest on the Note and other amounts that we owe to Novartis on the date of acceleration of the Note, that would be required if we defaulted on our obligations under the Note; and

  . Payment of damages to Novartis under the Note if we fail to deliver to Novartis registered shares of our common stock upon Novartis' conversion of the Note.

   Any of these events could adversely impact our capital resources, requiring us to raise additional funds. Management believes that additional funds may be available through equity or debt financing, strategic alliances with corporate partners, capital lease arrangements or other sources of financing in the future. There can be no assurance that these funds will be available when we require them on terms that are acceptable to us, if at all. If adequate funds are not available when needed, we would need to delay, scale back or eliminate certain research and development programs or license to third parties certain products or technologies that we would otherwise undertake ourselves, resulting in a potential adverse effect on our financial condition and results of operations.

Our Anti-Takeover Measures May Affect the Value of Our Stock

   We, as a Delaware corporation, are subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, Section 203 restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder.

As a result of the application of Section 203 and certain provisions in our restated certificate of incorporation, as amended, and by-laws, potential acquirors may be discouraged from attempting to acquire us, thereby possibly depriving our stockholders of acquisition opportunities to sell or otherwise dispose of our stock at above market prices typical of such acquisitions.

   We have also adopted a shareholder rights plan, which gives holders of our common stock the right to purchase shares of our Series B Junior Participating Preferred Stock if a potential acquiror purchases or plans to make a tender offer to purchase 15% or more of our outstanding common stock. The existence of this plan may make it more difficult for a third party to acquire control of us.

   We are authorized to issue up to 1,000,000 shares of preferred stock, $1.00 par value per share, and to determine the price, privileges and other terms of such shares. The issuance of any preferred stock with superior rights to our common stock could reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thereby preserving control of us by present owners and management and preventing the holders of our common stock from realizing a premium on their shares.

The Value of Your Securities May Decrease if Other Security Holders Exercise Their Options and Warrants or Convert Their Debt Into Common Stock

   At June 30, 2001, 34,744,880 shares of our common stock were outstanding, which excludes 250,000 treasury shares. We have reserved an additional 11,559,767 shares of our common stock for future issuance or conversion of stock options, warrants and convertible debentures. We plan to issue additional options in the future. If any of these securities are exercised or converted, investors may experience dilution in the market value and earnings per share of the common stock into which these securities are convertible.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

   This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we will actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares (other than the reasonable fees and expenses of special counsel to Novartis). We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of our common stock covered by this prospectus, including, without limitation, all registration and filing fees, American Stock Exchange additional listing fees, the fees and expenses of our legal counsel and accountants, and the reasonable fees and expenses of special counsel to Novartis.

   A portion of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon the exercise of warrants to purchase common stock. Upon any exercise of the warrants, we will receive the exercise price of the warrants, which is $8.55 per share or $530,177 in the aggregate. To the extent that we receive any proceeds upon the exercise of the warrants, we expect to use those proceeds for general corporate purposes.

                              SELLING STOCKHOLDERS

   The shares of our common stock offered by this prospectus were issued or are issuable to the selling stockholders in connection with the transactions described below.

   On February 23, 2001, we entered into a Securities Purchase Agreement with Novartis Pharma AG, a corporation organized under the laws of Switzerland. Under the terms of the Securities Purchase Agreement, we agreed to issue and sell to Novartis, and Novartis agreed to purchase from us, up to an aggregate amount of $20 million of our securities following our exercise of a first and second put option granted to us by Novartis. We recently received $10 million from Novartis in connection with our exercise of our first put option under the Securities Purchase Agreement. We issued to Novartis, in a private transaction, a 7% Convertible Subordinated Promissory Note in the aggregate principal amount of $10 million with a maturity date of March 29, 2004, which Convertible Subordinated Promissory Note is convertible into 2,183,406 shares of our common stock at an adjusted conversion price of $4.58 per share (subject to further adjustment). In connection with the Securities Purchase Agreement, we entered into a Registration Rights Agreement, dated as of September 28, 2001, by and between the Company and Novartis. Pursuant to the terms of the Registration Rights Agreement, we filed a registration statement, of which this prospectus constitutes a part, in order to permit Novartis to resell to the public the shares of our common stock issuable to Novartis upon conversion of the Convertible Subordinated Promissory Note.

   On September 5, 2001, we entered into a term sheet with two of our directors and one additional investor (collectively, the "Purchasers"). Under the terms of the term sheet, we agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase from us, in a private transaction, an aggregate of 503,876 shares of our common stock at a purchase price of $6.45 per share and warrants to purchase 62,009 shares of our common stock, such warrants being exercisable for a period of three years at a purchase price of $8.55 per share. In connection with the term sheet, we entered into a Registration Rights Agreement, dated as of August 28, 2001, by and between the Company and the Purchasers. Pursuant to the terms of the Registration Rights Agreement, we filed a registration statement, of which this prospectus constitutes a part, in order to permit the Purchasers to resell to the public the shares of our common stock purchased pursuant to the term sheet and issuable upon the exercise of the warrants.

   The following table identifies each of the selling stockholders and, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of October 23, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholders have the right to acquire beneficial ownership within sixty (60) days after October 23, 2001 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. Unless otherwise indicated below, all selling stockholders named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders named below.

                                         Shares Owned             Shares Owned
                                         and Ownership            and Ownership
                                          Percentage     Shares    Percentage
                                           Prior to       Being       After
Selling Stockholder                       Offering(1)    Offered   Offering(2)
-------------------                      -------------  --------- -------------
Novartis Pharma AG(3)................... 2,840,906 7.2% 2,183,406   657,500 1.7%
Alan Ades(4)............................ 1,760,681 4.7%   174,119 1,586,562 4.0%
Bernard Marden(5)....................... 1,072,987 2.9%   108,824   964,163 2.5%
Glenn Nussdorf(6).......................   321,442   *    282,942    38,500   *

--------
*  Less than 1%.

(1) Percentages prior to the offering are based on 37,065,120 shares of common stock that were issued and outstanding as of October 23, 2001, which number does not include the 2,183,406 shares of common stock issuable to Novartis Pharma AG upon the conversion of the convertible subordinated promissory note issued to Novartis Pharma AG, the 19,080 shares, 11,925 shares and 31,004 shares of common stock issuable to Alan Ades, Bernard Marden and Glenn Nussdorf, respectively, upon the exercise of the common stock purchase warrants issued to such individuals or the 16,583 shares and 13,000 shares of common stock issuable to Bernard Marden and Glenn Nussdorf, respectively, upon the exercise of stock options held by such individuals.

(2) We do not know when or in what amounts each selling stockholder may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that each selling stockholder will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

(3) The number of shares of common stock owned prior to the offering consists of 657,500 shares of common stock held directly by Novartis Pharma AG and 2,183,406 shares of common stock issuable to Novartis Pharma AG upon the conversion of a convertible subordinated promissory note that is convertible within 60 days of October 23, 2001.

(4) The number of shares of common stock owned prior to the offering consists of 1,683,495 shares of common stock held directly by Mr. Ades, 24,156 shares of common stock held in Mr. Ades' individual retirement account ("IRA"), 1,000 shares of common stock held by Mr. Ades' wife, 5,250 shares of common stock held in Mr. Ades' wife's IRA, 27,700 shares of common stock held by Mr. Ades' daughter and 19,080 shares of common stock issuable to Mr. Ades upon the exercise of a common stock purchase warrant that is exercisable within 60 days of October 23, 2001.

(5) The number of shares of common stock owned prior to the offering consists of 947,215 shares of common stock held directly by Mr. Marden, 97,264 shares of common stock held by Mr. Marden's children, 16,583 shares of common stock issuable to Mr. Marden upon the exercise of stock options that are exercisable within 60 days of October 23, 2001 and 11,925 shares of common stock issuable to Mr. Marden upon the exercise of a common stock purchase warrant that is exercisable within 60 days of October 23, 2001.

(6) The number of shares of common stock owned prior to the offering consists of 277,438 shares of common stock held directly by Mr. Nussdorf, 13,000 shares of common stock issuable to Mr. Nussdorf upon the exercise of stock options that are exercisable within 60 days of October 23, 2001 and 31,004 shares of common stock issuable to Mr. Nussdorf upon the exercise of a common stock purchase warrant that is exercisable within 60 days of October 23, 2001.

Certain Relationships between the Selling Stockholders and the Company

   Certain of the selling stockholders identified in this prospectus have had material relationships with the Company during the past three years. These material relationships are described below.

   In January 1996, we entered into a collaborative agreement with Novartis granting Novartis exclusive global marketing rights to Apligraf. Under the collaborative agreement, we have received equity investments, non-refundable research, development and milestone support payments, product payments and other payments. During February 2001, we amended our collaborative agreement with Novartis, effective January 2, 2001. The amended collaborative agreement grants Novartis the right to purchase an exclusive option to negotiate terms to license our product Vitrix, for which we have initiated a clinical trial in deep diabetic foot ulcers, and a second living dermal replacement product currently in research. The amended collaborative agreement also provides us with significantly higher payments for units of Apligraf, grants us the right for three years to sell, at our discretion and subject to the terms of such agreement, to Novartis up to $20 million in securities, of which we have already sold $10 million in convertible subordinated promissory notes, includes funding support from Novartis to upgrade our manufacturing facility and for the facility investment needed for approval and sale of Apligraf in the European Union, includes funding support for Apligraf clinical development activities and includes development funding support for each living dermal replacement product for which Novartis purchases an option to commence licensing negotiations. We supply Novartis's global requirements for Apligraf and receive a product payment based on net product sales.

   Two of the selling stockholders identified in this prospectus are currently members of our board of directors. Bernard Marden was elected as a member of our board of directors in 1999 and currently serves on the Executive Committee and Nominating Committee of our board of directors. Glenn Nussdorf was elected as a member of our board of directors in 2000 and currently serves on the Nominating Committee of our board of directors.

                              PLAN OF DISTRIBUTION

   The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. For purposes of the following description, the term "selling stockholders" includes pledgees, donees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

  . distributions by one or more underwriters on a firm commitment or best efforts basis;

  . purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  . block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . crosses in which the same broker acts as an agent on both sides of the trade;

  . an exchange distribution in accordance with the rules of the applicable exchange;

  . in privately negotiated transactions;

  . in transactions other than on exchanges or services;

  . in connection with transactions to cover short sales;

  . by pledge or by grant of a security interest in the shares to secure debts and other obligations;

  . through the writing of options, whether the options are listed on an option exchange or otherwise;

  . in connection with the writing of non-traded and exchange-traded call options or put options, in hedge transactions and in settlement of other transactions in standardized over-the-counter options;

  . through the distribution of the shares by any selling stockholder to its partners, members or stockholders; and

  . any other method permitted pursuant to applicable law.

   In addition, the selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than pursuant to this prospectus. To the extent any selling stockholders are affiliates of the Company at the time sales are made under this prospectus, such sales must be made pursuant to Rule 144.

   To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell the common stock short and re-deliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

   In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

   In order to comply with the securities laws of some states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some types of liabilities, including liabilities arising under the Securities Act.

   At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, the proposed selling price to the public and other factors material to the transaction.

   We have agreed with Novartis to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the sale of all of the shares registered pursuant to such registration statement, or
(ii) such date in the opinion of counsel to the Company (in form and substance reasonably satisfactory to Novartis) that all shares included in such registration statement are eligible for resale pursuant to Rule 144(k) of the Securities Act.

   We have agreed with the Purchasers to keep the registration statement of which this prospectus constitutes a part effective until the later of (i) the date which is one year after the date that such registration statement is declared effective by the SEC, or (ii) such date as all of the shares covered by this prospectus have been sold or may be sold without volume restrictions pursuant to Rule 144(k), as determined by the counsel to the Company pursuant to a written opinion letter addressed to the Company's transfer agent.

   We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered in this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                INDEMNIFICATION

   Section 145 of the General Corporation Law of the State of Delaware provides that we have the power to indemnify our directors, officers, employees or agents and certain other persons serving at our request in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or on behalf of us, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

   Section 102(b)(7) of the Delaware General Corporation Law permits us to provide in our certificate of incorporation that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

   Our restated certificate of incorporation provides for indemnification to the fullest extent permitted by law and that we may advance litigation expenses to an officer or director prior to the final disposition of an action.

   Our restated certificate of incorporation also provides, as permitted by Delaware law, that directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

   We have a directors and officers liability insurance policy that insures our officers and directors against certain liabilities.

Commission Policy

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, our stock is listed for trading on the American Stock Exchange. You can read and copy reports and other information concerning us at the offices of the American Stock Exchange located at 86 Trinity Place, New York, New York 10006-1881.

   We have filed with the SEC a Registration Statement on Form S-3 covering the shares offered by this prospectus. We have also filed exhibits and schedules with the Registration Statement. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in the Registration Statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the SEC rules. For further information about us and our securities, we refer you to the Registration Statement and its exhibits and schedules. You may inspect and obtain the Registration Statement, including exhibits, schedules, reports and other information filed by us with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document to which we refer you are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

  (a) Our annual report on Form 10-K for the fiscal year ended December 31, 2000, as amended on Form 10-K/A;

  (b) Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001;

  (c) Our current report on Form 8-K filed with the SEC on March 8, 2001, as amended on Form 8-K/A filed with the SEC on April 24, 2001, and our current reports on Form 8-K filed with the SEC on May 10, 2001, May 16, 2001 and October 17, 2001; and

  (d) The description of our common stock which is contained in our registration statement on Form 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating this description.

   You may request a copy of these filings, at no cost, by writing or telephoning our Corporate Communications Department at the following address:
Organogenesis Inc., 150 Dan Road, Canton, Massachusetts 02021, (781) 575-0775.

   You should rely only upon information contained in this prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the various expenses payable to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares (other than the reasonable fees and expenses of special counsel for Novartis). All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee.................... $ 2,956
Printing expenses......................................................   5,000
Legal fees and expenses................................................  20,000
Accounting fees and expenses...........................................  10,000
Miscellaneous expenses.................................................  10,000
                                                                        -------
Total.................................................................. $47,956
                                                                        =======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

   Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(1) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(4) for any transaction from which the director derived an improper personal benefit.

   Reference is also made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

   Article VII of our restated certificate of incorporation, as amended, and
Article X of our by-laws provide for indemnification of our directors and officers to the fullest extent permitted by the DGCL. We maintain liability insurance for the benefit of our directors and certain of our officers.

   The above discussion of the DGCL and our restated certificate of incorporation, as amended, and by-laws is not intended to be exhaustive and is qualified in its entirety by such statutes, restated certificate of incorporation and by-laws.

ITEM 16. EXHIBITS.

 Exhibit
   No.                                 Description
 -------                               -----------
   3.1   Restated Certificate of Incorporation of the Registrant, as amended
         (previously filed as Exhibit No. 3(i) to the Registrant's Quarterly
         Report on Form 10-Q for the quarter ended June 30, 1999 [File No.
         1-9898] and incorporated herein by reference).
   3.2   By-laws (previously filed as Exhibit No. 4(b) to the Registrant's
         Registration Statement on Form S-1 [File No. 33-48340] and
         incorporated herein by reference).
   4.1   Form of Common Stock Certificate (previously filed as Exhibit No. 4(c)
         to the Registrant's Registration Statement on Form S-1 [File No. 33-
         48340] and incorporated herein by reference).
   5.1*  Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the shares of common stock being registered.
  10.1*  7% Convertible Subordinated Promissory Note dated as of September 28,
         2001.
  10.2*  Registration Rights Agreement, dated as of September 28, 2001, by and between the Registrant and Novartis Pharma AG.
  10.3*  Form of Common Stock Purchase Warrant dated as of August 28, 2001.
  10.4*  Registration Rights Agreement, dated as of August 28, 2001, by and among the Registrant, Alan Ades, Glenn Nussdorf and Bernard Marden.
  23.1*  Consent of PricewaterhouseCoopers LLP.
  23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         (included in Exhibit 5.1 to this Registration Statement on Form S-3)
  24.1   Power of Attorney (filed in Part II of this Registration Statement on
         Form S-3).

--------
* Filed as part of this Registration Statement on Form S-3.

ITEM 17. UNDERTAKINGS.

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Statement, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, Commonwealth of Massachusetts, on October 31, 2001.

                                          Organogenesis Inc.

                                              /s/ Michael L. Sabolinski, M.D.
                                          By: _________________________________
                                                Michael L. Sabolinski, M.D.
                                                  Chief Executive Officer

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Michael L. Sabolinski, M.D. and John J. Arcari, or any of them, such person's true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

 /s/ Michael L. Sabolinski, M.D.       President, Chief Executive  October 31, 2001
______________________________________  Officer and Director
     Michael L. Sabolinski, M.D.

        /s/ John J. Arcari             Chief Financial Officer,    October 31, 2001
______________________________________  Treasurer and Secretary
            John J. Arcari              (Principal financial
                                        officer and principal
                                        accounting Officer)

         /s/ Albert Erani              Director and Chairman of    October 31, 2001
______________________________________  the Board
             Albert Erani

     /s/ James J. Apostolakis          Director                    October 31, 2001
______________________________________
         James J. Apostolakis

      /s/ Bernard A. Marden            Director                    October 31, 2001
______________________________________
          Bernard A. Marden

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Glenn Nussdorf              Director                    October 31, 2001
______________________________________
            Glenn Nussdorf

 /s/ Bjorn R. Olsen, M.D., Ph.D.       Director                    October 31, 2001
______________________________________
     Bjorn R. Olsen, M.D., Ph.D.

     /s/ Marguerite A. Piret           Director                    October 31, 2001
______________________________________
         Marguerite A. Piret

   /s/ Anton E. Schrafl, Ph.D.         Director                    October 31, 2001
______________________________________
       Anton E. Schrafl, Ph.D.

                               INDEX TO EXHIBITS

 Exhibit
   No.                                 Description
 -------                               -----------
  3.1    Restated Certificate of Incorporation of the Registrant, as amended
         (previously filed as Exhibit No. 3(i) to the Registrant's Quarterly
         Report on Form 10-Q for the quarter ended June 30, 1999 [File No.
         1-9898] and incorporated herein by reference).
  3.2    By-laws (previously filed as Exhibit No. 4(b) to the Registrant's
         Registration Statement on Form S-1 [File No. 33-48340] and
         incorporated herein by reference).
  4.1    Form of Common Stock Certificate (previously filed as Exhibit No. 4(c)
         to the Registrant's Registration Statement on Form S-1 [File No. 33-
         48340] and incorporated herein by reference).
  5.1*   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the shares of common stock being registered.
 10.1*   7% Convertible Subordinated Promissory Note dated as of September 28,
         2001.
 10.2*   Registration Rights Agreement, dated as of September 28, 2001, by and between the Registrant and Novartis Pharma AG.
 10.3*   Form of Common Stock Purchase Warrant dated as of August 28, 2001.
 10.4*   Registration Rights Agreement, dated as of August 28, 2001, by and among the Registrant, Alan Ades, Glenn Nussdorf and Bernard Marden.
 23.1*   Consent of PricewaterhouseCoopers LLP.
 23.2    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         (included in Exhibit 5.1 to this Registration Statement on Form S-3)
 24.1    Power of Attorney (filed in Part II of this Registration Statement on
         Form S-3).

--------
* Filed as part of this Registration Statement on Form S-3.